EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES APRIL CASH DISTRIBUTION

    Dallas, Texas, April 18, 2006 - Bank of America, N.A., as Trustee of the Hugoton Royalty Trust (NYSE - HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.177224 per unit, payable on May 12, 2006, to unitholders of record on April 28, 2006. The following table shows underlying gas sales and average prices attributable to the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in February.

	Underlying Gas Sales Volumes (Mcf) (a)
	Total	Daily	Average Gas Price per Mcf
Current Month Distribution	2,278,000	81,000	$6.80

Prior Month Distribution	2,501,000	81,000	$8.47

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

   Twelve wells are currently being drilled on the underlying properties.  Budgeted development costs of $4,200,000 were deducted for this distribution.  Production expense for the month was $1,729,000 and overhead was $664,000.

      The current month distribution is lower than the prior month distribution primarily because of three fewer days of production as well as a decline in natural gas prices from January to February 2006.

Development Costs
    XTO Energy has advised the trustee that it has increased the monthly development cost deduction from $3,300,000 to $4,200,000 beginning with the April 2006 distribution. This increased monthly deduction will be reevaluated and revised as necessary.

    For more information on the Trust, please visit our web site at www.hugotontrust.com.

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Contacts:	Nancy G. Willis Vice President Bank of America, N.A. (Toll Free) 877/228-5083	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy, Inc. 817/870-2800